Exhibit 99.1

SOLITRON DEVICES, INC. ANNOUNCES TERMINATION OF ITS AUDITOR AND AN UPDATE ON RECENT FINANCIAL RESULTS

WEST PALM BEACH, FL – Solitron Devices, Inc. (OTCBB: SODI) (“Solitron” or the “Company”) today announced the termination of its auditor and an update on recent financial results.

On January 11, 2019 the Company delivered a termination letter to its auditor. The Company will investigate potential recourse that may be available against its former auditor, therefore, the Company will not be commenting further beyond what was noted in the Company’s Form 8-K filed on January 17, 2019 (the “Form 8-K”).

The Company has incurred an unaudited cumulative loss of approximately $1.6 million over the twenty-two months since the audit began (the end of fiscal 2017 through December 2018), nearly all of the loss occurring in fiscal 2019. Approximately $1.4 million of the loss is directly attributable to the costs of the audit and the 10A investigation demanded by the auditors which we believe was unnecessary.

Subsequent to the end of the November 30, 2018 fiscal third quarter, the Company received the large follow-on order noted in our last two press releases.   Net bookings for December were $3.0 million.   Bookings for the first ten months of fiscal 2019 were approximately $7.2 million.  As a reminder, bookings for fiscal 2018 were $8.3 million.   While it is very early to make any estimates for fiscal 2020 bookings, our quote levels are encouraging, as we continue to work hard to get back into some programs that the Company had previously been a supplier.

Fiscal 2017 Unaudited Results

As disclosed in the Form 8-K, there is one unresolved disagreement with the auditor regarding inventory classification as current or non-current. There were no disagreements regarding the dollar value of inventory, other balance sheet accounts, or historical income statements. Below are the unaudited results for fiscal 2017. As a reminder, SG&A expenses in fiscal 2017 were $1.4 million higher due to an increase in compensation and benefits related to the retirement of the Company’s former CEO, and $170,000 higher due to reimbursement of expenses relating to the 2015 proxy contest and potential 2016 proxy contest.

	(Dollars in Thousands)
	Years Ended February
	28, 2017	29, 2016

Net Sales	$7,426	$8,395
Cost of sales	6,269	6,621
Gross profit	1,157	1,774
Selling, general and administrative expenses	3,244	1,969
Operating loss	-2,087	-195
Interest income	42	30
Gain on sale of asset	18	-
Net Loss	$(2,027)	$(165)

Net loss per share	$(1.00)	$(0.07)
Shares Outstanding - basic and diluted	2,033	2,246

BALANCE SHEETS
As of February 28, 2017, and February 29, 2016
(Dollars in Thousands)

	28, 2017	29, 2016
	Unaudited

Cash	2,341	634
Certificates of Deposit	747	6,740
Accounts Receivable	668	528
Inventories, net	3,698	3,671
Prepaid Expenses and Other	189	184
Total Current Assets	7,643	11,757

Property, Plant, & Equipment, net	553	436
Other Assets	40	8
Total Assets	8,236	12,201

Accounts Payable	515	164
Customer Deposits	44	28
Accrued Expenses & Other	305	497
Total Current Liabilities	864	689

Other liabilities - non-current	24
Total Liabilities	888	689

Commitments & Contingencies

Common Stock	19	24
Additional Paid in Capital	1,834	2,759
Accumulated Other Comprehensive Income	-	17
Retained Earnings	7,256	9,266
Less Treasury Stock	(1,761)	(554)
Total Stockholders' Equity	7,348	11,512

Total Liabilities & Stockholders' Equity	8,236	12,201

Preliminary Unaudited Fiscal 2018 Results

Preliminary fiscal 2018 unaudited net loss is $11,000, or $ (0.01) per share, on revenues of $9,271,000. Included in the costs is approximately $225,000 of costs related to the fiscal 2017 audit.

	(Dollars in Thousands)
	Years Ended February
	28, 2018	28, 2017
	unaudited	unaudited
Net Sales	$9,271	$7,426
Cost of sales	6,931	6,269
Gross profit	2,340	1,157
Selling, general and administrative expenses	2,387	3,244
Operating loss	-47	-2,087
Interest & Other income	36	42
Gain on sale of asset	0	18
Net Loss	$(11)	$(2,027)

EPS	$(0.01)	$(1.00)
Shares Outstanding - diluted	1,902	2,033

BALANCE SHEETS
As of February 28, 2018, and February 28, 2017
(Dollars in Thousands)

	28, 2018	28, 2017
	Unaudited	Unaudited

Cash	2,215	2,341
Certificates of Deposit	-	747
Securities	378	-
Accounts Receivable	1,359	668
Inventories, net	3,923	3,698
Prepaid Expenses and Other	176	189
Total Current Assets	8,051	7,643

Property, Plant, & Equipment, net	591	553
Other Assets	142	40
Total Assets	8,784	8,236

Accounts Payable	895	515
Customer Deposits	36	44
Accrued Expenses & Other	515	305
Total Current Liabilities	1,446	864

Other liabilities - non-current	-	24
Total Liabilities	1,446	888

Commitments & Contingencies

Common Stock	19	19
Additional Paid in Capital	1,834	1,834
Accumulated Other Comprehensive Income	-	-
Retained Earnings	7,246	7,256
Less Treasury Stock	(1,761)	(1,761)
Total Stockholders' Equity	7,338	7,348

Total Liabilities & Stockholders' Equity	8,784	8,236

Preliminary Unaudited Three Month and Nine Month Fiscal 2019 Results

Preliminary unaudited results for the fiscal third quarter ended November 30, 2018 are a net loss of $357,000, or $ (0.19) per share, on revenues of $2,255,000. Included in SG&A expenses is approximately $100,000 of costs related to the fiscal 2017 audit. Cost of sales was higher primarily due to increased cost of rework and scrap associated with introducing new product lines. Bookings in the fiscal third quarter of 2019 remained consistent with the third quarter of fiscal 2018 at approximately $1.4 million. Backlog at the end of the third quarter of fiscal 2019 was approximately $5.1 million versus approximately $5.2 million at the end of the third quarter of fiscal 2018.

Preliminary unaudited results for the nine months ended November 30, 2018 are a net loss of $1,738,000, or $ (0.91) per share, on revenues of $6,497,000. Included in SG&A expenses is approximately $1,150,000 of costs related to the fiscal 2017 audit. Cost of sales was higher due to increased cost of rework and scrap associated with introducing new product lines. Bookings in the first nine months of fiscal 2019 remained consistent with the first nine months of fiscal 2018 at approximately $4.2 million.

As we noted in our last update, the Company implemented some cost savings measures, including a reduction in personnel. The reduction was the result of our ongoing cost review and was unrelated to bookings or sales. The reduction included rationalizing our machine shop area along with some other functions. We expect to be able to reduce related inventory levels as well.

The reduction included supervisory personnel related to development initiatives which had reached their conclusion. One initiative unfortunately was tabled, while two others have made strong progress as demonstrated by customer purchases. On one we have received a purchase order for NRE (non-recurring engineering) for a new device and on the other we completed and sold test samples to two different customers. In addition to the new initiatives we continue to qualify additional JAN (Joint Army Navy) products.

	(Dollars in Thousands)		(Dollars in Thousands)
	Three Months Ended November		Nine Months Ended November
	2018	2017	2018	2017
	unaudited	unaudited	unaudited	unaudited
Net Sales	2,255	1,936	6,497	7,349
Cost of Sales	1,968	1,487	5,747	5,019
Gross Profit	287	449	750	2,330
SG&A Expenses	602	465	2,403	1,651
Operating Income (Loss)	(315)	(16)	(1,653)	679
Other Income (Loss)	(42)	21	(85)	12
Net Income (Loss)	(357)	5	(1,738)	691

EPS	$(0.19)	$0.00	$(0.91)	$0.36
Shares Outstanding - diluted	1,902	1,902	1,902	1,902

BALANCE SHEETS
As of November 30, 2018, and February 28, 2018
(Dollars in Thousands)

	Nov. 30, 2018	Feb. 28, 2018
	Unaudited	Unaudited

Cash	313	2,215
Securities	258	378
Accounts Receivable	1,307	1,359
Inventories, net	4,255	3,923
Prepaid Expenses and Other	121	176
Total Current Assets	6,254	8,051

Property, Plant, & Equipment, net	564	591
Other Assets	45	142
Total Assets	6,863	8,784

Accounts Payable	882	895
Customer Deposits	5	36
Accrued Expenses & Other	377	515
Total Current Liabilities	1,264	1,446

Other liabilities - non-current	-	-
Total Liabilities	1,264	1,446

Commitments & Contingencies

Common Stock	19	19
Additional Paid in Capital	1,834	1,834
Accumulated Other Comprehensive Income	-	-
Retained Earnings	5,507	7,246
Less Treasury Stock	(1,761)	(1,761)
Total Stockholders' Equity	5,599	7,338

Total Liabilities & Stockholders' Equity	6,863	8,784

These preliminary, unaudited results for the third fiscal quarter ended 2019 and 2018 are based on management's review of operations for those periods and the information available to the Company as of the date of this press release. An independent registered public accounting firm has not reviewed or performed any procedures with respect to the preliminary financial information presented for the fiscal periods ended November 30, 2018, November 30, 2017, and fiscal year ended February 28, 2018, nor completed the audit for the fiscal year ended February 28, 2017.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor (“MOS”) power transistors, power and control hybrids, junction and power MOS field effect transistors (“Power MOSFETS”), and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy (“JAN”) transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959 and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the Company’s preliminary third quarter results, the Company’s expectations regarding revenues for the fiscal fourth quarter of 2019, and any potential recourse against its former auditor. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) expected bookings for fiscal year 2019; (2) our ability to properly account for inventory in the future; (3) our ability to protect the Company’s net operating losses and tax benefits; (4) changes in our stock price, corporate or other market conditions; (5) the loss of, or reduction of business from, substantial clients; (6) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (7) changes in government policy or economic conditions; (8) increased competition; (9) the uncertainty of current economic conditions, domestically and globally; (10) the costs and uncertainty of pursuing any legal action against the Company’s prior auditor and (11) other factors contained in the Company’s Securities and Exchange Commission filings, including its Form 10-K, 10-Q and 8-K reports.

Tim Eriksen
Chief Executive Officer
(561) 848-4311
Corporate@solitrondevices.com